Exhibit 4.29

# SUPPLEMENTAL AGREEMENT TO LOAN AGREEMENT

Date: April 1, 2026

Lender / 贷款人: Baiya International Group Inc.

Borrower / 借款人: Xinyi International Group Ltd.

WHEREAS / 鉴于:

The Parties entered into a Loan Agreement dated December 15, 2025 (the "Original Agreement"), under which the Lender agreed to lend USD 8,496,022.00 to the Borrower with no interest, repayable on December 16, 2026. The Parties now wish to amend the terms regarding interest as set forth below.

双方于 2025 年 12 月 15 日签订《借款合同》（以下简称"原合同"），约定贷款人向借款人出借 8,496,022.00 美元，该借款无利息，应于 2026 年 12 月 16 日偿还。双方现同意对利息条款进行如下修改。

NOW, THEREFORE, the Parties agree as follows:
兹双方约定如下:

1. Interest Conditional Provision / 附条件的利息约定

Notwithstanding Section 5 (Interest Rate) of the Original Agreement, the Parties agree as follows:

尽管原有合同第 5 条（利率）之约定，双方约定如下：

(a) If the Borrower repays the entire outstanding principal amount of USD 8,496,022.00 on or before July 1, 2026, the Loan shall bear no interest, and the Borrower shall not be required to pay any interest to the Lender.
若借款人于 2026 年 7 月 1 日或之前偿还全部未偿还借款本金 8,496,022.00 美元，则该借款仍为无利息，借款人无需向贷款人支付任何利息。

(b) If the Borrower fails to repay the entire outstanding principal amount by July 1, 2026, then interest shall accrue on the outstanding principal amount retroactively from January 1, 2026 at an annual interest rate of 3% (three percent).
若借款人未能在 2026 年 7 月 1 日前偿还全部未偿还借款本金，则利息应追溯自 2026 年 1 月 1 日起，按年利率 3%（百分之三）对未偿还本金计收。

2. Interest Payment / ӯێݵі If interest becomes payable under Section 1(b) above, the Borrower shall pay all accrued interest together with the outstanding principal amount on or before the earlier of: (i) the Repayment Date (December 16, 2026), or (ii) the date of full repayment. ਲ਼߿݇ߎ੭ҭԣઑআ 1(b) ߚ஬੽ݵіӯێ ͫ ҙ࠮ыځ֨ (i ) Խՠգ঳ؔङଐ࠮ޙ ͧ 2026 ٶ 12 ߃ 16 ޙ ͨ ۪ (ii ) Ҷୂଐ࠮Фޙ ͧ љૻޝৱОӕ ͨ ۪Фӹ ͫ କգߌҤଐߎ୐▲ٷէ帡࠮ ыݵі۱߄ځઋӯێ 澞 3. No Other Amendments / ҿѕߚ࠮ЉՊ Except as expressly amended by this Supplement, all other terms of the Original Agreement remain in full force and effect. ஔߎ੭ҭԣઑޢेғઌङӄؠי ͫ Խՠգङ۱߄ҿѕߚ࠮৐৒؏Ҷ߄ݼ 澞 4. Entire Agreement / ؏ޅԣઑ This Supplement, together with the Original Agreement, constitutes the entire agreement between the Parties. The Repayment Schedule attached hereto as Appendix 1 forms an integral part of this Supplement. ߎ੭ҭԣઑକգԽՠգߣۨՅސङ؏ޅԣઑ 澞 ߎ੭ҭԣઑ۱஍ङ஍ў▲ 澦 ଐ࠮ઋӦ 澧 ߣۨ ߎ੭ҭԣઑङুۨୂӣ 澞 5. Governing Law / ঒଀ࡣگ This Supplement shall be governed by the laws of the State of New York. ߎ੭ҭԣઑՉা঳ٖࡣگ঒଀ 澞 6. Counterparts / Ԁߎ This Supplement may be executed in counterparts. ߎ੭ҭԣઑՕ঎০ךѡԀߎ 澞 IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement as of April 1, 2026. ӂચޢ ͫ Յސй 2026 ٶ 4 ߃ 1 ޙ঎০ߎ੭ҭԣઑ 澞

Lender / 帡࠮ы : Baiya International Group Inc. Name: Siyu Yang Title: Chief Executive Officer Borrower / ҙ࠮ы : Xinyi International Group Ltd. Name: Shengrong Chen Title: Director

Appendix 1 – Repayment Schedule